Exhibit 4.3

Execution Version

NOTE PURCHASE AND GUARANTEE AGREEMENT AMENDMENT NO. 3

This NOTE PURCHASE AND GUARANTEE AGREEMENT AMENDMENT NO. 3 (this “Agreement”), is dated as of June 3, 2025, by and among DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”), Sirona Dental Services GmbH, a company with limited liability organized in the Federal Republic of Germany (the “German Issuer”; together with the Company, collectively, the “Issuers”, and each individually, an “Issuer”) and each of the holders of Notes (as defined below) whose names appear on the signature pages hereto (collectively, the “Noteholders”), with respect to that certain Note Purchase and Guarantee Agreement, dated as of October 27, 2016 (as amended by that certain Note Purchase and Guarantee Agreement Amendment and Consent, dated August 26, 2022, as further amended by that certain Note Purchase and Guarantee Agreement Amendment No. 2 and Consent, dated November 5, 2022, and as may be further amended or otherwise modified, the “Note Purchase Agreement”), by and among the Issuers and the holders of Notes.

RECITALS:

A. Pursuant to the Note Purchase Agreement, (i) the Company issued and sold to the holders of Notes (a) €17,500,000 aggregate principal amount of the Company’s 0.98% Series N Senior Notes due October 27, 2024 (the “Series N Notes”), (b) €14,500,000 aggregate principal amount of the Company’s 1.31% Series O Senior Notes due October 27, 2027 (the “Series O Notes”), (c) €3,000,000 aggregate principal amount of the Company’s 1.31% Series P Senior Notes due October 27, 2027 (the “Series P Notes”), (d) €15,500,000 aggregate principal amount of the Company’s 1.50% Series Q Senior Notes due October 27, 2029 (the “Series Q Notes”), (e) €2,000,000 aggregate principal amount of the Company’s 1.50% Series R Senior Notes due October 27, 2029 (the “Series R Notes”), (f) €6,500,000 aggregate principal amount of the Company’s 1.58% Series S Senior Notes due October 27, 2030 (the “Series S Notes”), (g) €11,000,000 aggregate principal amount of the Company’s 1.58% Series T Senior Notes due October 27, 2030 (the “Series T Notes”), (h) €10,500,000 aggregate principal amount of the Company’s 1.65% Series U Senior Notes due October 27, 2031 (the “Series U Notes”) and (i) €7,500,000 aggregate principal amount of the Company’s 1.65% Series V Senior Notes due October 27, 2031 (the “Series V Notes”, and together with the Series N Notes, Series O Notes, Series P Notes, Series Q Notes, Series R Notes, Series S Notes, Series T Notes and Series U Notes, collectively, the “U.S. Notes”); and (ii) the German Issuer issued and sold to the holders of Notes (a) €52,500,000 aggregate principal amount of the German Issuer’s 0.98% Series A Senior Notes due October 27, 2024 (the “Series A Notes”), (b) €43,500,000 aggregate principal amount of the German Issuer’s 1.31% Series B Senior Notes due October 27, 2027 (the “Series B Notes”), (c) €9,000,000 aggregate principal amount of the German Issuer’s 1.31% Series C Senior Notes due October 27, 2027 (the “Series C Notes”), (d) €46,500,000 aggregate principal amount of the German Issuer’s 1.50% Series D Senior Notes due October 27, 2029 (the “Series D Notes”), (e) €6,000,000 aggregate principal amount of the German Issuer’s 1.50% Series E Senior Notes due October 27, 2029 (the “Series E Notes”), (f) €19,500,000 aggregate principal amount of the German Issuer’s 1.58% Series F Senior Notes due October 27, 2030 (the “Series F Notes”), (g) €33,000,000 aggregate principal amount of the German Issuer’s 1.58% Series G Senior Notes due October 27, 2030 (the “Series C Notes”), (h) €31,500,000 aggregate principal amount of the German Issuer’s 1.65% Series H Senior Notes due October 27, 2031 (the “Series H Notes”) and (i) €21,000,000 aggregate principal amount of the German Issuer’s 1.65% Series I Senior Notes due October 27, 2031 (the “Series I Notes”, and together with the Series A Notes, Series B Notes, Series C Notes, Series D Notes, Series E Notes, Series F Notes, Series G Notes and Series H Notes, collectively, the “German Notes”; and together with the U.S. Notes, collectively, the “Notes”, and each individually, a “Note”).

B. The Company has requested that the Issuers and Noteholders make certain amendments to the Note Purchase Agreement including, but not limited to, (i) amending the leverage ratio financial covenant and (ii) amending the restrictions on Liens and Debt of Subsidiaries.

C. The Noteholders and the Issuers are willing to make such amendments to the Note Purchase Agreement on the terms, and subject to the conditions, set forth herein.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers and the Noteholders agree as follows:

1. DEFINITIONS.

Capitalized terms used herein (including the recitals) and not otherwise defined shall have the meanings ascribed to them in the Note Purchase Agreement.

2. AMENDMENTS TO THE NOTE PURCHASE AGREEMENT.

The Note Purchase Agreement is hereby amended as set forth below (collectively, the “Amendments”):

(a) Section 1 of the Note Purchase Agreement is hereby amended by inserting a new Section 1.3 to read in its entirety as follows:

1.3	Interest Rate; BIG Fee.

(a) Each Note shall bear interest at the rate per annum set forth in the first paragraph thereof (the “Note Rate”); provided, that, commencing as of the date of the occurrence of a Below Investment Grade Rating Event and ending on the first date thereafter on which such Below Investment Grade Rating Event is no longer continuing (each such period, a “Step-Up Period”), and subject to Section 1.3(b), each Note shall bear interest at a rate per annum equal to the Note Rate plus 1.25% (such rate, the “BIG Step-Up”). The Issuers shall provide written notice to each holder of a Note within 3 Business Days of the commencement of or termination of a Step-Up Period, together with a copy of the rating letter or letters evidencing the Debt Rating(s) that caused the commencement or termination of such Step-Up Period.

(b) Notwithstanding Section 1.3(a), each holder of a Swapped Note may, in lieu of the BIG Step-Up interest rate applying to such Swapped Note during any Step-Up Period, instead elect by providing written notice to the Issuers, that a fee (the “BIG Fee”) be paid by the Issuers in respect of such Swapped Note in Dollars on each scheduled interest payment date and at each other time that interest is due and payable on such Swapped Note under the terms of this Agreement and such Swapped Note (each such date, an “Interest Payment Date”), in each case during such Step-Up Period, in an amount equal to (i) the Swapped Note Notional Amount of such Swapped Note determined as of the later of the date of the commencement of such Step-Up Period and the then most recent Interest Payment Date during such Step-Up Period, multiplied by (ii) the result of (x) 1.25%, multiplied by (y) a fraction, the numerator of which is the number of days from such date of determination to but excluding the next Interest Payment Date (the “BIG Calculation Period”) and the denominator of which is 360. Notwithstanding the foregoing, to the extent the principal amount of any Swapped Note is partially repaid or prepaid on any Interest Payment Date that is not a scheduled interest payment date for such Swapped Note (a “Swapped Note Prepayment Date”), the BIG Fee payable on such Swapped Note Prepayment Date shall be adjusted to be calculated based on the portion of the Swapped Note Notional Amount of such Swapped Note to be prepaid on such Swapped Note Prepayment Date (rather than the entire Swapped Note Notional Amount) and the BIG Fee payable on the immediately succeeding Interest Payment Date following such Swapped Note Prepayment Date shall (1) give effect to any such reduction in the Swapped Note Notional Amount resulting from such repayment or prepayment and (2) include the portion of the BIG Fee that accrued with respect to the principal amount of such Swapped Note that was not so repaid or prepaid on such Swapped Note Prepayment Date during the BIG Calculation Period ending on such Swapped Note Prepayment Date. Such fee shall be due and payable in Dollars on each Interest Payment Date and at each other time that interest is due and payable on such Swapped Note (with any unpaid BIG Fee with respect to the principal amount of any Swapped Note repaid becoming due and payable on the date of repayment) under the terms of this Agreement and such Swapped Note. The election by a holder of a Swapped Note to receive the BIG Fee shall be effective from the later of the date of the commencement of such Step-Up Period and the most recent Interest Payment Date with respect to such Swapped Note as of the date such written notice has been provided. Notwithstanding the foregoing, the holders of Notes that took payment in Dollars of the amendment fee paid by the Issuers in connection with the Third Amendment shall be deemed to have elected payment of the BIG Fee for each Step-Up Period and effective for the duration of such Step-Up Period, without any further notice or action required.

(c) Notwithstanding anything contained in Section 8.10 hereof, for purposes of computing the Make-Whole Amount (if any) with respect to any Note on any date of determination, no BIG Step-Up or BIG Fee with respect to such Note shall be included in the determination thereof.

(b) Section 10.1 of the Note Purchase Agreement is hereby amended as follows:

(i) by amending and restating clause (a) to read in its entirety as follows:

(a) Leverage Ratio. The Company will not, as of the last day of any fiscal quarter, permit the ratio of (i) Consolidated Debt of the Company and its Subsidiaries as of such date to (ii) the sum of (A) Consolidated Debt of the Company and its Subsidiaries as of such date plus (B) Consolidated Net Worth as of such date to exceed 0.65 to 1.00.

(ii) by inserting new clause (c) to read as follows:

(c) Senior Debt to Capitalization Ratio. The Company will not, as of the last day of any fiscal quarter, permit the ratio of (i) Consolidated Debt (excluding Subordinated Debt) of the Company and its Subsidiaries as of such date to (ii) the sum of (A) Consolidated Debt (excluding Subordinated Debt) of the Company and its Subsidiaries as of such date plus (B) Consolidated Net Worth as of such date to exceed 0.60 to 1.00.

(c) Section 10.3(f) of the Note Purchase Agreement is hereby amended by amending and restating clause (f) to read in its entirety as follows:

(f) other Liens securing Debt of the Company or any Subsidiary, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt secured by all such Liens pursuant to this clause (f) plus (ii) the aggregate outstanding principal amount of Debt pursuant to Section 10.9(k) shall not at any time exceed 5% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b)), provided further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.3(f) any Debt outstanding under or pursuant to any Principal Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

(d) Section 10.9 of the Note Purchase Agreement is hereby amended as follows:

(i) by amending and restating clause (k) to read in its entirety as follows:

(k) additional Debt, provided that, the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt pursuant to this clause (k) plus (ii) the aggregate outstanding principal amount of Debt secured by Liens pursuant to Section 10.3(f) shall not at any time exceed 5% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Company for which financial statements have been provided pursuant to Section 7.1(a) or Section 7.1(b)); provided that the additional Debt permitted pursuant to this Section 10.9(k) shall exclude any German Subsidiary Debt.

(ii) by inserting a new clause (l) to read as follows:

(l) Debt of the German Issuer outstanding as of the date of the Third Amendment and disclosed on Schedule 10.9(l) (the “German Subsidiary Debt”).

(e) The Schedules to the Note Purchase Agreement are hereby amended as follows:

(i) by adding a new Schedule C as set on Annex 1 attached hereto.

(ii) by adding a new Schedule 10.09(l) as set on Annex 2 attached hereto.

(iii) by amending Schedule B as follows:

(a) by amending the definition of “Change of Control” to delete the phrase “a majority of the Voting Stock of the Company” appearing in clause (a) thereof, and replacing it with “30% or more of the Voting Stock of the Company”.

(b) by amending and restating the definition of “Subordinated Debt” in its entirety to read as follows:

“Subordinated Debt” means all unsecured Debt of any Person which (a) shall contain or have applicable thereto subordination provisions reasonably acceptable to the Required Holders (with those applicable to the Hybrid Notes being deemed reasonably acceptable) providing for the payment subordination thereof to, and (b) shall not mature and not be mandatorily redeemable or subject to any mandatory repurchase requirement prior to the date which is six months following the maturity of, other Debt of such Person (such other Debt including, without limitation (x) for purposes of the Company, the obligations of the Company under this Agreement, the U.S. Notes, and each Principal Credit Facility and (y) for purposes of the German Issuer, the obligations of the German Issuer under this Agreement and the German Notes).

(c) by adding the following new defined terms in their proper alphabetical order to read as follows:

“Acceptable Rating Agency” means (a) S&P, Moody’s, DBRS, Fitch or Kroll, or (b) any other credit rating agency (other than Egan-Jones Ratings Company and any successor thereto) that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Below Investment Grade Rating Event” means the occurrence of any of the following events: (a) if the Company has obtained a Debt Rating from only one Acceptable Rating Agency and the most recent Debt Rating received from such Acceptable Rating Agency that is in full force and effect (not having been withdrawn) is below an Investment Grade Rating, (b) if the Company has obtained a Debt Rating from two Acceptable Rating Agencies and the then lower of the most recent Debt Ratings from such Acceptable Rating Agencies that are in full force and effect (not having been withdrawn) is below an Investment Grade Rating, (c) if the Company has obtained a Debt Rating from three or more Acceptable Rating Agencies and the then second lowest of the most recent Debt Ratings from such Acceptable Rating Agencies that is in full force and effect (not having been withdrawn) is below an Investment Grade Rating (provided, for the avoidance of doubt, if two or more of the most recent Debt Ratings are equal or equivalent as the lowest such Debt Rating, then one of such equal or equivalent Debt Ratings will be deemed to be the second lowest Rating for purposes of such determination) and (d) if the Company shall have failed to receive and deliver to the holders of the Notes a Debt Rating (including the applicable rating letter and rating report provided by such Acceptable Rating Agency) from at least one Acceptable Rating Agency at least annually (on or before the anniversary of the Third Amendment) or promptly upon any change in such Debt Rating.

“BIG Calculation Period” is defined in Section 1.3(b).

“BIG Fee” is defined in Section 1.3(b).

“BIG Step-Up” is defined in Section 1.3(a).

“DBRS” means DBRS, Inc., or any successor thereto.

“Debt Rating” means the long term unsecured and unsubordinated issuer debt rating of the Company, as determined from time to time by any Acceptable Rating Agency, and applicable to the Notes, as set forth in the rating letter and related rating report issued by such Acceptable Rating Agency from time to time and a copy of which has been delivered to the holders of the Notes.

“Fitch” means Fitch Ratings Inc., or any successor thereto.

“German Subsidiary Debt” is defined in Section 10.9(l).

“Hybrid Notes” means those certain Junior Subordinated Notes issued by the Company substantially on the terms set forth in Schedule C.

“Interest Payment Date” is defined in Section 1.3(b).

“Investment Grade Rating” means a Debt Rating from an Acceptable Rating Agency equal to or higher than (a) BBB- (or the equivalent) by S&P, Fitch, DBRS, Kroll (or any other Acceptable Rating Agency other than Moody’s), or (b) Baa3 by Moody’s.

“Kroll” means Kroll Bond Rating Agency, LLC, or any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Note Rate” is defined in Section 1.3(a).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Step-Up Period” is defined in Section 1.3(a).

“Swapped Note Notional Amount” means, with respect to any Swapped Note, an amount equal to the payment in Dollars that would be due to the holder of such Swapped Note under the terms of the Swap Note Agreement to which such holder is a party, attributable to and in exchange for the aggregate principal amount of such Swapped Note assuming that such principal amount is paid on the first day of the applicable BIG Calculation Period.

“Swapped Note Prepayment Date” is defined in Section 1.3(b).

“Third Amendment” means that certain Note Purchase Agreement Amendment No. 3, dated as of June 3, 2025 by and among the Issuers and the holders of the Notes party thereto.

3. REPRESENTATIONS AND WARRANTIES.

To induce the Noteholders to enter into this Agreement, the Issuers represent and warrant to each of the Noteholders that:

(a) This Agreement constitutes a legal, valid and binding obligation of each Issuer and is enforceable against each Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) No event or condition exists that constitutes a Default or Event of Default.

(c) Since December 31, 2024 there is no fact known to either Issuer that could reasonably be expected to have a Material Adverse Effect.

(d) No fee or other consideration is being paid to any lender or agent under any Principal Credit Facility in connection with any similar consent or amendment, other than (i) legal counsel fees and expenses and (ii) an amendment fee of 0.10% (10 bps) of the commitments of each lender in consideration of its agreement to the Revolver Amendment.

4. CONDITIONS TO EFFECTIVENESS OF AMENDMENTS.

This Agreement shall become effective as of the date first written above, provided that the amendments to the Note Purchase Agreement provided in Section 2 of this Agreement shall only become effective upon satisfaction of the following conditions on or prior to September 15, 2025, and with fully executed copies of the documents below having been delivered to the Required Holders or their counsel:

(a) this Agreement shall have been executed by the Issuers and the Required Holders;

(b) the representations and warranties of the Issuers contained in this Agreement shall be true and correct;

(c) each Noteholder shall have received an amendment fee of 0.10% (10 bps) of the principal amount of Notes held by such Noteholder, in the currency in which such Note is denominated, which fee shall be fully earned, and shall have been paid, on the date hereof; provided, at the election of any holder of a Swapped Note that shall have provided wire instructions to the Company for Dollar payments, such fee shall be paid in Dollars on the Fee Payment Notional Amount with respect to such Swapped Note; for purposes of the foregoing, “Fee Payment Notional Amount” means, with respect to any Swapped Note, an amount equal to the payment in Dollars that would be due to the holder of such Swapped Note under the terms of the Swap Note Agreement to which such holder is a party, attributable to and in exchange for the aggregate principal amount of such Swapped Note assuming that such principal amount is paid on the date hereof;

(d) the Note Purchase Agreement Amendment No. 3 (the “2019 NPA Amendment”) shall have been executed by the Company and the Required Holders (under and as defined in that certain Note Purchase Agreement dated as of June 24, 2019 by and between the Company and the holders of the notes issued thereunder), and such 2019 NPA Amendment shall become concurrently in full force and effect with this Agreement, the 2015 NPA Amendment (as defined below) and the Revolver Amendment (as defined below), in form and substance satisfactory to the Required Holders;

(e) the Note Purchase Agreement Amendment No. 3 (the “2015 NPA Amendment”) shall have been executed by the Company and the Required Holders (under and as defined in that certain Note Purchase Agreement dated as of December 11, 2015 by and between the Company and the holders of the notes issued thereunder), and such 2015 NPA Amendment shall become concurrently in full force and effect with this Agreement, the 2019 NPA Amendment and the Revolver Amendment, in form and substance satisfactory to the Required Holders;

(f) the First Amendment to Credit Agreement (the “Revolver Amendment”) shall have been executed by the Company and JPMorgan Chase Bank, N.A. (under and as defined in that certain Credit Agreement, dated as of May 12, 2023 by and among, among others the Company and the lenders party thereto), and such Revolver Amendment shall become concurrently in full force and effect with this Agreement, the 2015 NPA Amendment and the 2019 NPA Amendment, in form and substance satisfactory to the Required Holders; and

(g) the issuance by the Company of the Hybrid Notes in an aggregate principal amount of not less than $435,000,000 shall have been completed, and the Company shall have contemporaneously paid in full with the proceeds thereof of all loans made by Goldman Sachs Bank USA, as administrative agent, to the Company pursuant to the terms of that certain Bridge Loan Agreement, dated as of March 19, 2025 by and between the Company and Goldman Sachs Bank USA.

5. MISCELLANEOUS.

(a) Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

(b) Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement. Delivery of an electronic signature to, or a signed copy of, this Agreement and such other documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and such other documents shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company and the Noteholders, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Noteholder shall request manually signed counterpart signatures to this Agreement or any such document, the Issuers hereby agree to use their reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within 30 days after such request).

(c) Costs and Expenses.

Whether or not this Agreement becomes effective, the Company confirms its obligations under Section 16.1 of the Note Purchase Agreement and agrees that it will pay all costs and expenses of the Noteholders relating to this Agreement.

(d) Amendments in Writing.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by a writing signed by the Issuers and the Required Holders.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer or agent thereof.

ISSUERS:

DENTSPLY SIRONA INC.

By	/s/ Barbra Beaulieu
Name: Barbra Beaulieu
Title: Authorized Signatory

SIRONA DENTAL SERVICES GMBH

By	/s/ Kevin Czerney
Name: Kevin Czerney
Title: Authorized Signatory

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

NOTEHOLDERS:

METROPOLITAN LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Manager

BRIGHTHOUSE LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Manager

METROPOLITAN TOWER LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Manager

By:	/s/ Thomas Ho
Name: Thomas Ho
Title: Authorized Signatory

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

NEW YORK LIFE INSURANCE COMPANY
By:	NYL Investors LLC, its Investment Manager

By:	/s/ Aron B. Davidowitz
Name: Aron B. Davidowitz
Title: Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Aron B. Davidowitz
Name: Aron B. Davidowitz
Title: Managing Director

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

NATIONWIDE LIFE INSURANCE COMPANY

By:	/s/ Ryan Anderson
Name: Ryan Anderson
Title: Authorized Signatory

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its investment adviser

By:	/s/ Brian P. McDonald
Name: Brian P. McDonald
Its: Authorized Signatory

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Barings LLC as Investment Adviser

By:	/s/ James Moore
Name: James Moore
Title: Managing Director

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: Voya Investment Management Co. LLC, as Agent

By:	/s/ Joshua Winchester
Name: Joshua Winchester
Title: Senior Vice President

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	Macquarie Investment Management Advisers,

a series of Macquarie Investment Management Business Trust, Attorney in Fact

By:	/s/ Tom Routhier
Name: Tom Routhier
Title: Senior Vice President

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

EMPOWER ANNUITY INSURANCE COMPANY OF AMERICA

F/K/A GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Yvette Dennis
Name: Yvette Dennis
Title: Authorized Signatory

EMPOWER LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

F/K/A GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:	/s/ Yvette Dennis
Name: Yvette Dennis
Title: Authorized Signatory

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By	/s/ Dabney Zanders
Name: Dabney Zanders
Title: Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By	/s/ Dabney Zanders
Name: Dabney Zanders
Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By	/s/ Dabney Zanders
Name: Dabney Zanders
Title: Vice President

[Amendment No. 3 to Dentsply 2016 Note Purchase and Guarantee Agreement]